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                                                                 EXHIBIT 14(b)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the registration statement of AIM Funds Group on Form N-14 (the "Registration Statement") of our report dated February 16, 1993, relating to the selected per-share data and ratios appearing in the December 31, 1992 Annual Report to Shareholders of AIM Global Utilities Fund, AIM Growth Fund, AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Municipal Bond Fund, and AIM Value Fund constituting parts of the AIM Funds Group (formerly AIM Funds (C)). We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Houston, Texas
May 12, 1997